UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 30, 2016
PEABODY ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-16463	13-4004153
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Market Street, St. Louis, Missouri	63101-1826
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (314) 342-3400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

As previously announced, Four Star Holdings, LLC (“Seller”), an indirect subsidiary of Peabody Energy Corporation (“Peabody”), entered into a Purchase and Sale Agreement, dated as of November 20, 2015 (the “Purchase Agreement”), with Western Megawatt Resources, LLC (“Purchaser”), a subsidiary of Bowie Resource Holdings, LLC. Seller is the sole owner of Southwest Coal Holdings, LLC (“Target”) which owns, directly and indirectly, all of the equity interests of the various entities that hold Peabody’s El Segundo and Lee Ranch coal mines and related mining assets located in New Mexico and at Twentymile Mine in Colorado. Pursuant to the Purchase Agreement, Purchaser would acquire 100% of the ownership interests of Target in exchange for $358 million in cash, subject to customary purchase price adjustments in respect of working capital, accounts receivable, debt and transaction expenses at the time of closing (the “Transaction”).
On March 30, 2016, Seller and Purchaser entered into the Limited Waiver to Purchase and Sale Agreement (the “Waiver Agreement”) whereby Seller waived its termination rights under the Purchase Agreement until 11:59:59 p.m., New York time, on April 7, 2016 and Purchaser waived its termination rights under the Purchase Agreement until 11:59:59 p.m., New York time, on April 15, 2016. The parties intend to use this time to evaluate alternative payment structures which may include cash and non-cash consideration. The other provisions, terms, and conditions of the Purchase Agreement remain unchanged.
The foregoing description of the Purchase Agreement and the Waiver Agreement is not complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which was filed as Exhibit 10.28 to Peabody’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2016, and the full text of the Waiver Agreement which is filed herewith as Exhibit 10.1, and each is incorporated into this Item 1.01 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.
Exhibit No.     Description

10.1	Limited Waiver to Purchase and Sale Agreement by and between Four Star Holdings, LLC and Western Megawatt Resources, LLC dated March 30, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEABODY ENERGY CORPORATION

March 31, 2016	By:	/s/ A. Verona Dorch
Name: A. Verona Dorch Title: Executive Vice President, Chief Legal Officer, Government Affairs and Corporate Secretary

EXHIBIT INDEX
Exhibit No.     Description

10.1	Limited Waiver to Purchase and Sale Agreement by and between Four Star Holdings, LLC and Western Megawatt Resources, LLC dated March 30, 2016.

4